UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2015

Patriot National, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36804	46-4151376
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 1650 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

(954) 670-2900

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed in its Current Report on Form 8-K filed on July 21, 2015, Patriot National, Inc. (the “Company”) entered into a membership interest purchase agreement dated as of July 20, 2015 (the “Purchase Agreement”) with Global HR Research LLC, a Florida limited liability company (“Global HR”), In Touch Holdings LLC, a Florida limited liability company (“ITH”), the members of Global HR (together with ITH, the “Sellers”) and Brandon G. Phillips as the Sellers’ Representative (the “Sellers’ Representative”), pursuant to which the Company agreed to acquire all of the outstanding membership interests of Global HR (the “Transaction”). On August 21, 2015, in connection with the closing of the Transaction, the Company entered into a registration rights agreement with the Sellers (the “Registration Rights Agreement”) pursuant to which the Company will provide the Sellers with piggyback registration rights, subject to cutbacks and other customary provisions. One of the Company’s independent directors, Austin J. Shanfelter, owns 84% of the equity interests in ITH, one of the parties to the Registration Rights Agreement.

On August 21, 2015, the Company entered into Amendment No. 1 to the Purchase Agreement (the “Global HR Amendment”) with the Sellers and the Sellers’ Representative, which amended the purchase price payable to the Sellers in connection with the Transaction. Pursuant to the Global HR Amendment, the purchase price for the Transaction consists of (a) $24 million in cash, (b) 444,096 shares of common stock of the Company (the “Stock Consideration”), plus (c) certain deferred consideration payable solely to ITH, consisting, at the Company’s sole discretion, of either 618,478 shares of common stock of the Company or $10,477,017 in cash (the “Deferred Consideration”). The Deferred Consideration shall be payable on the earlier of (x) November 20, 2015, (y) the 21st day after the date the Company mails an information statement to the shareholders in connection with the Transaction or (z) the Company files a registration statement with the Securities and Exchange Commission (the “SEC”) that is declared effective.

As previously disclosed in its Current Report on Form 8-K filed on January 22, 2015, the Company entered into a Credit Agreement (the “Credit Agreement”), by and among the Company, BMO Harris Bank N.A., as administrative agent and the other lenders party thereto. On August 14, 2015, the Company entered into a second amendment to the Credit Agreement which provides for an additional $50 million of term loans plus a $50 million accordion (the “Credit Agreement Amendment”). The Credit Agreement Amendment added a requirement that until the Company delivers a certificate certifying that (a) the Company’s total leverage ratio is equal to or less than 2.25 to 1.00 and (b) the Company’s Adjusted EBITDA for the twelve-months then ended is at least $70 million, the outstanding revolving loans (plus any swing line loans and the aggregate stated amount of all letters of credit) shall not exceed $30 million. All other material terms and conditions in the Credit Agreement were unchanged by the Credit Agreement Amendment.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 21, 2015, the Company closed the Transaction described above, pursuant to which the Company acquired all of the outstanding membership interests of Global HR. As noted above, one of the Company’s independent directors, Austin J. Shanfelter, owns 84% of the equity interests in ITH, which sold 75.5% of the equity interests of Global HR in the Transaction. Mr. Shanfelter recused himself from, and did not participate in, deliberations of the Company’s board of directors with respect to the Transaction.

As described above, the total purchase price for the Transaction consisted of (a) $24 million in cash, (b) the Stock Consideration, and (c) the Deferred Consideration payable to ITH. If the revenues for Global HR for its fiscal year 2016 are less than $12.8 million, then ITH will forfeit and return 10% of its Stock Consideration and Deferred Stock Consideration to the Company.

Within 71 days of the date on which this Current Report on Form 8-K was required to be filed with the SEC, the Company will file with the SEC the financial statements and pro forma financial information required to be filed pursuant to Item 9.01 of Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are attached to this Current Report on Form 8-K.

Exhibit No.	Exhibit:

99.1	Press Release dated as of August 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL, INC.

Date: August 24, 2015	By:	/s/ Christopher A. Pesch
	Name:	Christopher A. Pesch
	Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary